Chapel Hill Partners, Investment Letter


July 19, 1996

Nicholas E. Ross, President
Nerox Energy Corporation
846 West Foothill Blvd., Suite Y, Upland, California, 91786-377

Re: purchase of Nerox Energy Stock and Investment Intent

This letter is issued pursuant to the offer of Chapel Hill Partners ("Chapel") to acquire 86,650 shares of Nerox Energy Corporation ("Company") Common Stock for $1.00 per share and $100,000 shares for $2.50 per share in its letter of July 8, 1996. Chapel represents that it is acquiring the shares of Company for investment for its own account and with no present intention of reselling or otherwise distributing the shares as part of the intended issuance, pursuant to the representation made by Company as part of its S-8 filing with the Securities and Exchange Commission. Chapel understands and acknowledges that such shares to be issued have not been registered under the Securities Act of 1933, as amended, on the ground that this transaction is exempt under Section 4(2) of that Act, as not involving any public offering, and that the Company's reliance on such exemption and the filing of its S-8 statement for this transaction is predicated in part on Chapel's investment representation contained in this letter. By acceptance of the conditions in this letter for the acquisition of the Company's stock, Chapel confirms that the effect and intention of Chapel's representation and warranty set forth above is that Chapel does not now intend to dispose of all or any part of the share to be issued to Chapel, unless and until Chapel determines at some future date that changed circumstances, not now in contemplation, make disposition pursuant to the terms of this letter advisable.

By acceptance the offer for the shares and the provisions of the related S-8 filing with the Securities and Exchange Commission, Chapel agrees that the transfer of any shares of the stock of the Company will be subject to restrictions, sometimes referred to as Rule 144 restrictions and that no transfers will be effected until either (a) the holder of the shares has obtained an opinion of counsel for the Company to the effect that the proposed transfer will not result in a violation of the Securities Act of 1933, as then amended, or a letter from the Securities and Exchange Commission to the effect that no action will be taken with respect to the transfer; or (b) a registration statement with respect to these shares is then effective and in current form under the Securities Act of 1933, as then amended. This provision shall be binding on all subsequent transferees of the to be issue shares of the Company.

Very truly yours.



/s/
Chapel Hill Partners

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549

                               ----------------

                                   FORM S-8

                     REGISTRATION STATEMENT UNDER SECTION
                      THE SECURITIES EXCHANGE ACT OF 1933



                           NEROX ENERGY CORPORATION
- --------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


            Nevada                                911317131
- ----------------------------------------------    -----------------------------
(State of incorporation or                        (I.R.S. employer
 organization)                                     identification no.)

846 West Foothill Blvd., Suite "Y", Upland, CA    91786-3770
- ----------------------------------------------    ------------------------------
(Address of principal executive offices)          (Zip Code)


                    1996 CONSULTANT STOCK COMPENSATION PLAN
- -------------------------------------------------------------------------------
                           (Full title of the plan)

   Laughlin Associates, Inc., 2533 N. Carson St., Carson City, Nevada 89700
- -------------------------------------------------------------------------------
                   (Name and address for agent for service)


1(800) 648-0966
- ---------------------------------------
(Telephone Number of agent for service)
===============================================================================

                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------
Title of securities to    Amount to be   Proposed maximum     Proposed maximum     Amount of
be registered             registered     offering price per   aggregate offering   registration fee
                                         share                price
- ---------------------------------------------------------------------------------------------------
Common Stock (1)          186,650        $2.50                $336,650             $117.00
- ---------------------------------------------------------------------------------------------------

                         NEROX ENERGY CORPORATION S-8

FORM S-8   REGISTRATION OF ADDITIONAL SECURITIES

         There are no earlier Form S-8 Registration statements

                                    PART II

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The registrant incorporates the following documents by reference in this Registration Statement:

(a)   The registrant's Quarterly Report on Form 10-Q for the period ended
      March 31, 1996;

(b)   The registrant's Annual Report on Form 10-K for the calendar year ended
      December 31, 1995;

(c)   The registrant's Quarterly Report on Form 10-Q for the period ended
      September 30, 1995;

(d)   The registrant's Quarterly Report on Form 10-Q for the period ended
      June 30, 1995;

(e)   The registrant's Quarterly Report on Form 10-Q for the period ended
      March 31, 1995;

(f)   The registrant's Annual Report on Form 10-K for the calendar year ended
      December 31, 1994;

(g)   The registrant's Quarterly Report on Form 10-Q for the period ended
      September 30, 1994;

(h)   The registrant's Quarterly Report on Form 10-Q for the period ended
      June 30, 1994;

(i)   The registrant's Quarterly Report on Form 10-Q for the period ended
      March 31, 1994;

(j)   The registrant's Annual Report on Form 10-K for the calendar year ended
      December 31, 1993;

(k)   The registrant's Quarterly Report on Form 10-Q for the period ended
      September 30, 1993;

(l)   The registrant's Quarterly Report on Form 10-Q for the period ended
      June 30, 1993;

(m)   The registrant's Quarterly Report on Form 10-Q for the period ended
      March 31, 1993;

(n)   The registrant's Annual Report on Form 10-K for the calendar year ended
      December 31, 1992;

(o) All other documents filed by registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the
      Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold.

ITEM 4.     DESCRIPTION OF SECURITIES.

     The Company's authorized capitalization is 2,500,000 shares of Common Stock, par value $.02 per share, of which 1,496,000 shares were issued and outstanding as of March 31, 1996. Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. In addition, one class of preferred stock was authorized: 200,000 Preferred, convertible, after one year, non-voting, of which 70,709 shares have been used. The preferred shares have no par value. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Preferred or Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which may dilute the book value of the Common Stock.

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or Conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.
The Company has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the forseeable future.

ITEM 5.   INTEREST OF COUNSEL AND NAMED EXPERTS.

          NOT APPLICABLE

ITEM 6.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Company's Articles of Incorporation and Bylaws provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal.

     Insofar as Indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     The issuance of the securities to be offered hereby were exempt from the registration requirements of the Securities Act of 1933, as amended, by virtues of Section 4(2) thereof involving any "offer" and "sale". As a Condition precedent to each sale or gift, the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the registrant.

ITEM 8.    EXHIBITS.

5     Opinion of Jack Utter, Esq.

10    1996 Consultant Stock Compensation Plan.

24    Consent of Saddington-Cacciamatta, Certified Public Accountants.

ITEM 9.    UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (ii) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registrations statement, including (but not limited to) any addition or election of a managing underwriter.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering or such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for such indemnification against such liabilities (other than the payment by the Company in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question expressed the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Upland, State of California, on this 19th day of July, 1996.

                                                        NEROX ENERGY CORPORATION


                                                  By:
                                                     ---------------------------
                                                     Nicholas E. Ross
                                                     President, Chief Executive
                                                     Officer, and Director

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Nicholas E. Ross, President, or his successor in office, with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all capacities (including post effective amendments and amendments thereto) this Registration Statement on Form S-8 of Nerox Energy Corporation, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                    TITLE                   DATE
- -------------------------------     --------------------------    --------------

- -------------------------------     President, Chief Executive    July 19, 1996
Nicholas E. Ross                    Officer & Director


- -------------------------------     Director, & Vice President    July 19, 1996
William D. Artus


- -------------------------------     Director                      July 19, 1996
Joe Brock


- -------------------------------     Director                      July, 1996
Jack Utter



                                 EXHIBIT INDEX

EXHIBITS                       DESCRIPTION
- --------                       ---------------------------------------

    5                          OPINION AND CONSENT OF JACK UTTER, ESQ.

    10                         1996 CONSULTANT STOCK COMPENSATION PLAN

    24                         CONSENT OF SADDINGTON-CACCIAMATTA
                               CERTIFIED PUBLIC ACCOUNTANTS
